Exhibit 23(b).

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 29, 2006 (September 19, 2006 as to Note
17)(which report expresses an unqualified opinion and includes an explanatory paragraph referring to the acquisition of the Company by MetLife, Inc. on July 1, 2005, and the application of the purchase method of accounting to the assets and liabilities of the Company as required by the U.S. Securities and Exchange Commission Staff Accounting Bulletin 5-J, PUSH DOWN BASIS OF ACCOUNTING REQUIRED IN CERTAIN LIMITED CIRCUMSTANCES, and measurement of such assets and liabilities at their fair values as of the acquisition date in conformity with Statement of Financial Accounting Standards No.141, BUSINESS COMBINATIONS) relating to the consolidated financial statements and financial statement schedules of The Travelers Insurance Company (the "Company") for the year ended December 31, 2005, which are included in the Current Report on Form 8-K of MetLife Insurance Company of Connecticut, filed on September 22, 2006, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 6, 2006